Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94303 o: (650) 493-9300 f: (650) 493-6811

May 12, 2023

RenovoRx, Inc.

4546 El Camino Real, Suite B1

Los Altos, CA 94022

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to RenovoRx, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”), for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the resale of an aggregate of 1,947,040 shares of the Company’s common stock, par value $0.0001 per share.

The shares offered pursuant to the Registration Statement include 1,947,040 shares of the Company’s common stock (the “Warrant Shares”) that are issuable upon exercise of outstanding warrants to purchase the Company’s common stock, all of which are to be sold by the selling stockholder named in the Registration Statement.

We have examined copies of the Securities Purchase Agreement, dated as of March 30, 2023, the form of warrant, the Registration Statement, the prospectus that forms a part thereof, together with the documents or portions thereof incorporated by reference therein, as modified or superseded as described therein, related to the resale of the Warrant Shares. We have also examined instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In making our examination of documents executed or to be executed, we have assumed that the counterparties thereto, excluding the Company, have been duly incorporated or organized and are, and will continue to be, validly existing and in good standing, and have or will have the requisite legal status and legal capacity under the laws of their respective jurisdictions of incorporation or organization and had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, except as expressly set forth in the paragraphs below, the validity and binding effect thereof on such parties.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set out below, we are of the opinion that:

1.	The Warrant Shares have been duly authorized by the Company and, when issued and delivered by the Company upon exercise thereof in accordance with the terms of the warrants, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement filed on or about the date hereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation